Exhibit 99.1

                First Federal Reports Regular Quarterly Dividend


    LA CROSSE, Wis., July 29 /PRNewswire-FirstCall/ -- The Board of Directors of First Federal Capital Corp (Nasdaq: FTFC), parent company of First Federal Capital Bank, announced the declaration of the company's regular quarterly dividend of $.15 per share. The cash dividend will be payable September 9, 2004 to shareholders of record on August 19, 2004.

    First Federal Capital Corp, currently with 22,517,493 shares outstanding, is a $3.7 billion holding company headquartered in La Crosse, Wisconsin. The company's banking subsidiary serves customers throughout Wisconsin, southern Minnesota and northern Illinois through a network of 95 banking facilities.



SOURCE  First Federal Capital Corp
    -0-                             07/29/2004
    /CONTACT: Jack C. Rusch, President and CEO of First Federal Capital Corp, +1-608-796-4242/
    (FTFC)

CO:  First Federal Capital Corp
ST:  Wisconsin
IN:  FIN
SU:  DIV